Zion Oil & Gas

  News
    Latest
    Articles
    SEC Reports
  Industry
    Exploration History
    Petroleum Maps
    Petroleum Law
    Petroleum Taxation
  Project
    Location & Geology
    Work Program
    Economic Justification
    Daily Drilling Reports
    Wellsite Media
  Company
    Formation & Ownership
    Vision Statement
    Management
    Corporate Governance
    Media
    SEC Reports
  Contact
    Contact Info
    Contact Form

About Zion Oil

Zion Oil & Gas is a U.S.-based corporation formed under Delaware law, exploring for oil and gas in Israel on licensed and permitted areas of approximately 219,000 acres located onshore between Tel Aviv and Haifa. Click here to find out more about Zion Oil & Gas. Click the logo above from any page to return to the home page.

Latest News and Updates

Zion Files for IPO
March 17, 2006. Zion filed the first amendment to its Registration Statement with the Securities and Exchange Commission for an initial public offering:

  Common stock
  $7.00 per share
  Minimum of 350,000 shares ($2.45 million)
  Maximum of 2,000,000 shares ($14 million)
  100 share ($700) minimum purchase per subscriber
  Expected timing: to commence late April or early May 2006
  Underwriter: Network 1 Financial Securities, Inc. on a best efforts basis
  American Stock Exchange listing application under review by >AMEX

More Information

For more information about the initial public offering, for access to additional resources and to contact Zion, please go to the appropriate link below:

  You may get a copy of the amended Registration Statement for free by visiting EDGAR on the SEC web site at www.sec.gov or by clicking here for a direct link.
  You may also call our toll-free information and request line at 1-888-TX1-ZION (1-888-891-9466) to request a prospectus and we or our underwriter will arrange to send one to you for free.
  Click here for a description of the prospectus and additional materials that you can access online.
  Click here to download a copy of the prospectus or additional materials.
  Our 2006 DVD is now available as a movie file download. Click here to for access to the movie.
  Contact us to ask questions or request information.

NOTICE:
Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

These securities may not be sold and offers to buy may not be accepted prior to the time the registration statement becomes effective. The information on this web page shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state.

Prospect Leads in the Asher Permit and Ma'anit/Joseph License

Ma'anit #1 Wellsite Activity

  Drilling Reports
  Completion Reports
  Photo & Video Archives

Legal Notice | Site Map | © 2001-2006 Zion Oil & Gas, Inc. All Rights Reserved | Site by seven22